PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 11, 2003)                   REGISTRATION NO. 333-36480


                                 [LOGO OMITTED]



                        1,000,000,000 Depositary Receipts
                         Regional Bank HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 11, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

         The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                          Share         Primary
                   Name of Company                         Ticker        Amounts    Trading Market
                   ---------------                         ------        -------    --------------
AmSouth Bancorporation                                      ASO              12          NYSE
Bank One Corporation                                        ONE              33          NYSE
BB&T Corporation                                            BBT              10          NYSE
Comerica Incorporated                                       CMA               5          NYSE
Fifth Third Bancorp                                         FITB           13.5         NASDAQ
F1eetBoston Financial Corporation                           FBF              25          NYSE
KeyCorp                                                     KEY              13          NYSE
Marshall & Ilsley Corporation                                MI               6          NYSE
Mellon Financial Corporation                                MEL              14          NYSE
National City Corporation                                   NCC              18          NYSE
Northern Trust Corporation                                  NTRS              7         NASDAQ
PNC Financial Services Group, Inc.                          PNC               9          NYSE
State Street Corporation                                    STT              10          NYSE
SunTrust Banks, Inc.                                        STI               9          NYSE
Synovus Financial Corp.                                     SNV               8          NYSE
U.S. Bancorp                                                USB           56.83          NYSE
Wachovia Corporation                                         WB              41          NYSE
Wells Fargo & Co.                                           WFC              24          NYSE

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.